Exhibit 99.1

Ciphergen Biosystems, Inc. 6611 Dumbarton Circle Fremont, California 94555 Toll-free: +1 888 864 3770 Tel: +1 510 505 2100 Fax: +1 510 505 2101 www.ciphergen.com
PRESS RELEASE
For Immediate Release:
Ciphergen Biosystems, Inc.
Sue Carruthers
Investor Relations
(510) 505 2233
Ciphergen Biosystems Signs Definitive Agreement for Bio-Rad Laboratories to Acquire Instrument Business
- Transaction Paves Way for Strategic, Corporate and Financial Transition to Specialized Diagnostics Company -
- Ovarian Cancer Diagnostics Program on Track -
- Conference Call Scheduled Today at 5:00 p.m. ET -
FREMONT, Calif., Aug. 14, 2006 — Ciphergen Biosystems, Inc. (Nasdaq: CIPH) and Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb) today announced that they have signed a definitive agreement for Bio-Rad to acquire Ciphergen’s proprietary proteomics instrument business which includes Ciphergen’s Surface Enhanced Laser Desorption/Ionization (SELDI) technology, ProteinChip(R) Arrays and accompanying software. Bio-Rad will purchase this business for approximately $20 million in cash. In addition, Bio-Rad is making a $3 million equity investment in Ciphergen.
Under the terms of the agreement, Bio-Rad will manufacture, sell and market the SELDI technology to the life sciences marketplace for proteomics applications, such as biomarker discovery, characterization and validation. Ciphergen will retain exclusive rights to the diagnostics market. In addition, Ciphergen will have a supply agreement with Bio-Rad to purchase SELDI instruments and consumables for the continued development of its diagnostics business. The companies will collaborate to identify SELDI customers interested in partnering with Ciphergen to commercialize biomarker discoveries.
“With Bio-Rad as a strategic partner, Ciphergen can accelerate its transformation into a leading specialized diagnostics provider,” said Gail S. Page, President and Chief Executive Officer of Ciphergen. “Importantly, Bio- Rad has significant expertise, a broad, existing life sciences customer base and a commitment to continue to develop the SELDI platform. Ciphergen has in place the dedicated management team and financial resources to build an exciting, attractive diagnostics business for long-term growth and sustained shareholder value.”
Following completion of the transaction, Ciphergen will have approximately 40 employees dedicated to commercializing diagnostic tests, primarily in oncology with an initial focus on ovarian and prostate cancer. The Company entered a three-year strategic alliance with Quest Diagnostics in 2005 to develop and commercialize novel proteomic diagnostic tests from its pipeline, including the first proteomics-based test for ovarian cancer.
“The combination of Ciphergen’s leading SELDI proteomics technology and our expertise in life sciences will serve to provide researchers and scientists with a broader range of innovative tools for discovery,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “In addition, our equity investment reinforces this relationship and our belief in this technology as applied to the diagnostics market.”
The closing of the transaction is subject to approval by Ciphergen’s stockholders, and other customary closing conditions. Ciphergen currently expects that the stockholder meeting to approve this transaction will be held during the fourth quarter of 2006, and if approved by the stockholders the transaction will close promptly following that approval. Ciphergen, its directors, executive officers and other employees may be soliciting proxies from Ciphergen’ stockholders in favor of the transaction and the directors and officers of Ciphergen may be deemed to be participants in Ciphergen’ solicitation of proxies. Information concerning the participants will be set forth in the proxy statement relating to the approval of this transaction when it is filed with the Securities and Exchange Commission.
About SELDI Technology
SELDI technology is applied to the field of protein-based biology research known as proteomics. Scientists involved in proteomic research seek to understand the role of proteins in the biology of disease, such as for diagnosing and detecting disease, monitoring disease progression, and predicting response or adverse reaction to therapy. The SELDI-based technology platform is used by researchers to address these questions; to perform biomarker discovery, characterization, and validation; and to gain a better understanding of protein function and the molecular basis of disease.
Conference Call Details
A conference call and webcast will be held today, Monday, August 14 at 5:00 p.m. ET to discuss the contents of this press release. To listen to the live webcast of the conference call, please visit the “Investors” section of the www.ciphergen.com web site. A telephonic replay of the conference call will be available two hours after the call and will be available until 7:00 p.m. on August 28, 2006. The replay number for domestic callers is 800-633- 8284 and for international callers + 1 402-977-9140. The reservation number for both domestic and international callers is 21300833. In addition, an archived webcast of the conference call will be available under the “Investors” section of the company’s website at www.ciphergen.com.
About Bio-Rad
Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), has remained at the center of scientific discovery for more than 50 years manufacturing and distributing a broad range of products for the life science research and clinical diagnostics markets. The company is renowned worldwide among hospitals, universities, major research institutions as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 70,000 research and industry customers worldwide through its global network of operations. The company employs over 5,000 people globally and had revenues of $1.1 billion in 2005. For more information, visit www.bio-rad.com.
About Ciphergen
Ciphergen Biosystems, Inc. is focused on the discovery, development and commercialization of high-value, molecular diagnostic products to improve patient care.
Ciphergen, along with its prestigious scientific collaborators, has ongoing diagnostic programs primarily in oncology with an initial focus in ovarian and prostate cancer. Based in Fremont, California, more information about Ciphergen can be found on the Web at www.ciphergen.com.
Safe Harbor Statement
Note Regarding Forward-Looking Statements: This press release contains forward-looking statements. For purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”), Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include statements regarding Ciphergen’s plans and ability to accelerate transition into a specialized diagnostics company, the availability of the financial resources necessary to build the diagnostics business, and the expected completion of the transaction on the terms described. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the risk that Ciphergen is unable to successfully utilize resources and manage the transition to a new business focus and the risk that Ciphergen may not obtain the requisite stockholder approval for the transaction or that other conditions to the closing of the transaction may not be met. Investors should consult Ciphergen’s filings with the Securities and Exchange Commission, including its Form 10-Q filed May 15, 2006, for further information regarding these and other risks related to the Company’s business.
NOTE: Ciphergen, ProteinChip and Biomarker Discovery Center are registered trademarks of Ciphergen Biosystems, Inc.